UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2014

Trinity Industries, Inc.
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(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation	(Commission File No.)	(I.R.S. Employer Identification No.)

2525 N. Stemmons Freeway, Dallas, Texas		75207-2401
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	214-631-4420
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Trinity Industries, Inc. (the “Company”) has notified Wells Fargo Bank, National Association (the “Trustee”) pursuant to the Indenture dated as of June 7, 2006 between the Company and the Trustee (the “Indenture”) that the Company’s 3.875% Convertible Subordinated Notes due 2036 (CUSIP No. 89 6522 AF 6) (the “Notes”) remain convertible as a result of the last reported sales price of the Company’s common stock equaling or exceeding 130% of the applicable conversion price for at least 20 of the last 30 consecutive trading days ending September 30, 2014. Subject to the terms of the Indenture and the Notes, holders may convert their Notes during the period from October 1, 2014 to December 31, 2014. The Indenture is filed as an exhibit to the Company’s Form 8-K filed on June 7, 2006.
The current conversion rate of the Notes is 39.5668 shares of the Company’s common stock per $1,000 principal amount of the Notes. Upon conversion in accordance with the terms of the Indenture and the Notes, a holder will be entitled to receive cash and, to the extent that the “Daily Conversion Value” (as defined in the Indenture) exceeds $50.00, such whole number of shares of common stock as set forth in the Indenture and the Notes. In addition, the Company has the option to make the entire conversion payment in cash.
The Notes may continue to be convertible after December 31, 2014 if one or more conditions specified in the Indenture are satisfied during future measurement periods.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

October 2, 2014	By:	/s/ James E. Perry
Name: James E. Perry
Title: Senior Vice President and Chief Financial Officer